For Further Information
Please Contact:

Gary K. Willis
President and CEO

                                                          For Immediate Release
                                                          ---------------------

                           ZYGO CORPORATION ANNOUNCES
                       ACQUISITION OF SIGHT SYSTEMS, INC.

MIDDLEFIELD, CONNECTICUT (August 19, 1997)........Zygo Corporation (NASDAQ:ZIGO)
and Sight Systems, Inc. today announced the acquisition by Zygo of Sight Systems. In the transaction, which will be accounted for as a pooling-of-interests, Zygo acquired all of the outstanding stock of Sight Systems in exchange for 287,400 shares of Zygo's common stock.

     Sight Systems, Inc., located in Newbury Park, California, designs, develops, manufactures, and markets high precision application-specific machine vision metrology systems. These vision systems are primarily used by customers in the data storage industry in production to improve their production efficiency and manufacturing yields.

     Commenting on the acquisition of Sight Systems, Gary K. Willis, president and chief executive officer of Zygo, said, "We are pleased to add Sight Systems to our corporate family. The addition of their vision systems and software capabilities will allow us to offer more complete solutions to our data storage customers as well as allowing us to pursue other industry applications by integrating our existing metrology systems with SSI vision capability." David Grant, president of Sight Systems, Inc., commented, "The combination with Zygo will allow us to further our penetration in the data storage industry as a result of key relationships Zygo has in place today. Beyond this, the merger allows Sight to pursue other vision solutions for new markets, further accelerating our growth. We are all very excited to join the Zygo family."


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     The results for Sight Systems, Inc. for the 12 months ended December 31,
1996 included net sales of approximately $3.5 million. Zygo recently reported its third quarter results for fiscal 1997 with net sales of $61.7 million for the nine months ended March 31, 1997, up some 52% from the comparable nine-month period of a year earlier; and net earnings of $.83 per share, excluding nonrecurring acquisition charges, for the nine-month period, a 73% increase from the $.48 per share earnings reported in the comparable nine-month period of fiscal 1996.

     Zygo Corporation design, develops, manufactures, and markets high performance measurement and yield improvement instruments, systems, and accessories used in high technology industries. The Company is headquartered in Middlefield, Connecticut, and also has operations in Longmont, Colorado, and in Newbury Park, Sunnyvale, and Simi Valley, California.

                                 *      *      *

     This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the Company's current judgment on certain issues. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors which could cause actual results to differ materially are described in the Company's reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.


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August 19, 1997   *    *     *